EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its First Quarter Ended December 31, 2016

MCLEAN, Va., Feb. 08, 2017 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2016.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2016	September 30, 2016	Change	% Change

Total investment income	$9,974	$9,749	$225	2.3%
Total expenses, net of credits	(4,767)	(4,847)	80	(1.7)
Net investment income	5,207	4,902	305	6.2
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized loss	(3,448)	(2,621)	(827)	31.6
Net unrealized (depreciation) appreciation	(843)	18,414	(19,257)	(104.6)
Net increase in net assets resulting from operations	916	20,695	(19,781)	(95.6)
Weighted average yield on interest-bearing investments	11.3%	11.0%	0.3	2.7
Total invested	$20,047	$20,163	$(116)	(0.6)
Total repayments and net proceeds	50,453	22,719	27,734	122.1

As of:	December 31, 2016	September 30, 2016	Change	% Change
Total investments, at fair value	$288,246	$322,114	$(33,868)	(10.5)%
Fair value, as a percent of cost	82.6%	84.4%	(1.8)%	(2.1)
Net asset value per common share	$8.36	$8.62	$(0.26)	(3.0)

NM=Not Meaningful

First Fiscal Quarter 2017 Highlights:

  Portfolio Activity: Invested $17.2 million in three new portfolio companies and $2.8 million in existing portfolio companies. Received $50.5 million in repayments and net proceeds from portfolio companies.
  Common Stock Offering: Completed a public offering of approximately 2.2 million shares of our common stock (inclusive of the overallotment).  Gross proceeds totaled $17.3 million and net proceeds, after deducting underwriting discounts and offering costs borne by us, were approximately $16.4 million.
  Recurring Distributions: Paid monthly distributions for each of October, November, and December 2016 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

First Fiscal Quarter 2017 Results:

Total investment income increased by 2.3% compared to the prior quarter primarily due to an increase in other income of $0.7 million from success fees collected in conjunction with exits during the quarter, partially offset by a decrease of $0.5 million, or 5.3% in interest income, due to a decrease in the average balance of our interest-bearing portfolio. Total expenses decreased by 1.7% quarter over quarter, primarily as a result of a $0.3 million decrease in interest expense on borrowings partially offset by an increase in other expenses.

Net Investment Income for the quarter ending December 31, 2016 was $5.2 million, or $0.21 per share, an increase of 6.2% compared to the prior quarter.

Net Increase in Net Assets Resulting from Operations for the quarter ended December 31, 2016 and September 30, 2016 was $0.9 million, or $0.04 per share, compared to $20.7 million, or $0.89 per share, respectively. The quarter over quarter decrease was driven primarily by the change in net unrealized depreciation and appreciation on investments quarter over quarter.  The unrealized appreciation during the quarter ended September 30, 2016 was largely attributed to the pending sale of RBC Acquisition Corp which subsequently closed during the quarter ending December 31, 2016.

Subsequent Events:  Subsequent to December 31, 2016, the following significant events occurred:

  Portfolio Activity: In February 2017, we invested $10 million in Belnick, Inc. through secured second lien debt. Belnick, Inc. is an internet based seller of high volume, value oriented furniture which the Company sells to major e-commerce retailers and directly to consumers.
  Distributions Declared: Declared the following monthly cash distributions to stockholders in January 2017:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
January 20	January 31	$0.07	$0.140625
February 16	February 28	0.07	0.140625
March 22	March 31	0.07	0.140625
Total for the Quarter		$0.21	$0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, February 9, 2017, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 9, 2017.  To hear the replay, please dial (855) 859-2056 and use conference number 56270169.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through April 9, 2017.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 168 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2016, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.